Exhibit 99.2

June 13, 2018

GCI Liberty, Inc. Prices Private Offering of $415 Million of 1.75% Exchangeable Senior Debentures due 2046

ENGLEWOOD, Colo.-(BUSINESS WIRE)--GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) announced today that it has priced and agreed to sell to initial purchasers in a private offering $415 million aggregate original principal amount of its 1.75% exchangeable senior debentures due 2046 (the “debentures”). GCI Liberty has also granted to the initial purchasers an option to purchase additional debentures in an aggregate amount of up to $62.25 million.
Upon an exchange of debentures, GCI Liberty, at its option, may deliver Charter Communications, Inc. (“Charter”) Class A common stock, cash or a combination of Charter Class A common stock and cash. Initially, 2.6989 shares of Charter Class A common stock are attributable to each $1,000 principal amount of debentures, representing an initial exchange price of approximately $370.52 for each share of Charter Class A common stock. A total of 1,120,044 shares of Charter Class A common stock are attributable to the debentures (assuming the initial purchasers do not exercise their option to purchase additional debentures). Interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2018. The debentures may be redeemed by GCI Liberty, in whole or in part, on or after October 5, 2023. Holders of debentures also have the right to require GCI Liberty to purchase their debentures on October 5, 2023. The redemption and purchase price will generally equal 100% of the adjusted principal amount of the debentures plus accrued and unpaid interest.
The offering is expected to close on June 18, 2018, subject to the satisfaction of customary closing conditions.
GCI Liberty expects to use the net proceeds of the offering (1) to make indemnification payments to Liberty Interactive LLC (“LI LLC”), a direct, wholly-owned subsidiary of Qurate Retail, Inc. (“Qurate Retail”), pursuant to GCI Liberty’s indemnification agreement with LI LLC and Qurate Retail, in connection with any of LI LLC’s 1.75% Exchangeable Debentures due 2046 that may be repurchased by LI LLC in privately negotiated transactions, by tender offer or in other purchase transactions and (2) for general corporate purposes, which may include repayment of GCI Liberty’s outstanding indebtedness.
The debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The debentures are being offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the offering of debentures and the use of proceeds therefrom. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for risks and uncertainties related to GCI Liberty which may affect the statements made in this press release.
About GCI Liberty, Inc.
GCI Liberty, Inc. (Nasdaq: GLIBA, GLIBP) operates and owns interests in a broad range of communications businesses. GCI Liberty’s principal assets consist of its subsidiary GCI Holdings, LLC (“GCI”) and interests in Charter Communications and Liberty Broadband Corporation. GCI is Alaska’s largest communications provider, providing data, wireless, video, voice and managed services to consumer and business customers throughout Alaska and nationwide. GCI has delivered services for nearly 40 years to some of the most remote communities and in some of the most challenging conditions in North America. GCI Liberty’s other businesses and assets consist of its subsidiary Evite and its interest in Lending Tree.

GCI Liberty, Inc.
Courtnee Chun, 720-875-5420

Source: GCI Liberty, Inc.